Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue
Wallingford, CT 06492
Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and
Chief Financial Officer
203-265-8625
www.amphenol.com

JOHN D. CRAIG APPOINTED TO BOARD OF DIRECTORS

OF AMPHENOL CORPORATION

Wallingford, Connecticut. July 25, 2017.  Amphenol Corporation (NYSE:APH) today announced that John D. Craig, former Chairman and Chief Executive Officer of EnerSys (NYSE: ENS), has been appointed to Amphenol’s board of directors.

Mr. Craig led the management buyout of Yuasa, Inc.’s motive power and stationary power battery businesses to create EnerSys in 2000, and subsequently built the company into the global leader in stored energy solutions for industrial applications. After EnerSys became a public company in 2004, Mr. Craig continued to lead the company as its CEO and Chairman of its Board until his retirement in 2016.

“John is a recognized leader in the battery power industry and we are excited to welcome him to Amphenol’s board of directors,” said R. Adam Norwitt, Amphenol’s CEO. “We believe his strong experience in building a global business both organically and through acquisitions across both developed and emerging markets, will be extremely valuable as Amphenol continues to grow around the world.”

“We conducted an exhaustive search for someone who would further strengthen our board’s breadth of talent and background, and we are delighted to have identified such an outstanding individual,” said Martin Loeffler, Amphenol’s Chairman. “I am confident that John will make a significant contribution to the board and the Company.”

“I have long admired Amphenol for its innovative products, dynamic leadership team and unique entrepreneurial culture, and am honored to be joining their board,” said Mr. Craig. “I have tremendous respect for Martin, Adam and the other board members, and I look forward to working with them.”

Mr. Craig earned a Master of Electronics Engineering Technology degree from Arizona State University and a Bachelor of Science degree from Western Michigan University.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace,

Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.